Exhibit 2.1

Execution Version

AMENDMENT TO AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This Amendment to Amended and Restated Agreement and Plan of Merger (this “Amendment”) is made and entered into as of October 19, 2026, by and among (i) ClimateRock, a Cayman Islands exempted company (“SPAC”), (ii) ClimateRock Holdings Limited, a Cayman Islands exempted company and a wholly owned subsidiary of SPAC (“Holdings”), (iii) ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Holdings (“SPAC Merger Sub”), (iv) GreenRock Merger Sub Corp, a Cayman Islands exempted company and a wholly owned subsidiary of Holdings (“Company Merger Sub”), and (v) GreenRock Corp, a Cayman Islands exempted company (the “Company”). SPAC, Holdings, SPAC Merger Sub, Company Merger Sub and the Company, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement (defined below).

RECITALS:

A. The Parties are parties to that certain Amended and Restated Agreement and Plan of Merger made and entered into as of March 21, 2025 (the “Original Agreement”).

B. The Parties desire to amend the Original Agreement (as amended from time to time, including by this Amendment, the “Merger Agreement”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and the other provisions contained in this Amendment, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Amendments to the Original Agreement.

(a) Section 1.01 of the Original Agreement is hereby amended by deleting the following definitions:

“Company 2025 FY EBITDA Target”

“Company Adjusted EBITDA”

“Escrow Account”

“Escrow Agent”

“Escrow Agreement”

“Escrowed Share Consideration”

“Escrowed Share”

“Escrowed Shares”

“Escrow Share Release”

“Independent Expert”

“TEP”

“TEP Acquisition”

(b) Section 1.01 of the Original Agreement is hereby amended by deleting the definition of “Ancillary Agreement” and replacing it with the following:

“Ancillary Agreement” means (x) each agreement, instrument or document attached hereto as an Exhibit, including the Sponsor Support Agreement and the Company Support Agreement, and (y) the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Company Lock-Up Agreement, the SPAC Lock-Up Agreement, the Registration Rights Agreement and the Holdings Equity Plan.

(c) Section 1.01 of the Original Agreement is hereby amended by deleting the definitions of “Closing Share Consideration” and “Company Merger Consideration” and replacing them with the following:

“Closing Share Consideration” means 32,000,000 Holdings Ordinary Shares, consisting of (i) 29,900,000 Holdings Class A Ordinary Shares and (ii) 2,100,000 Holdings Class B Ordinary Shares.

“Company Merger Consideration” means the Closing Share Consideration.

(d) Section 1.01 of the Original Agreement is hereby amended by deleting the words “Section 7.12(b)” in each of the definitions of “Accretion Acquisition” and “Subsidiary Acquisitions” and replacing them with “Section 7.12”.

(e) Section 2.08(a) of the Original Agreement is hereby amended by deleting the words “(subject to Section 2.08(c))”, and Section 2.08(d) of the Original Agreement is hereby amended by deleting the words “and Section 2.08(c)”.

(f) Section 2.08(c) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the words “RESERVED”

(g) Section 5.06 of the Original Agreement is hereby amended by deleting the words “May 2, 2025 “and replacing them with “May 2, 2027”.

(h) Section 7.12 of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

7.12 WindShare Acquisition.

The Parties acknowledge and agree that after the date hereof but prior to the Closing, pursuant to share purchase agreements that have been provided to SPAC, Accretion shall acquire all of the equity interests in the WindshareFund Entities (the “WindshareFund Acquisition”) and promptly after the WindshareFund Acquisition, but prior to the Closing, the Company shall acquire all of the equity interests in Accretion (the “Accretion Acquisition”, and together with the the WindshareFund Acquisition, the “Subsidiary Acquisitions”).

(i) Section 8.01(h) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the words “RESERVED”.

(j) Section 9.01(b) of the Original Agreement is hereby amended by deleting the words “May 2, 2025 “and replacing them with “March 31, 2027”.

2. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Amendment, together with the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. This Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Original Agreement, and, without limiting the foregoing, Sections 10.01 through 10.09 and Sections 10.11 through 10.16 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

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IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

SPAC:

ClimateRock

By:	/s/ Charles Ratelband
Name:	Charles Ratelband
Title:	Director

HOLDINGS:

CLIMATEROCK HOLDINGS LIMITED

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director

SPAC MERGER SUB:

CLIMATEROCK MERGER SUB LIMITED

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director

COMPANY MERGER SUB:

GREENROCK MERGER SUB CORP

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director

[Signature Page to Amendment to Amended and Restated Agreement and Plan of Merger]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

COMPANY:

GreenRock Corp

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director

By:	/s/ Charles Ratelband
Name:	Charles Ratelband
Title:	Director

[Signature Page to Amendment to Amended and Restated Agreement and Plan of Merger]